                                                                     EXHIBIT 2.1



















                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                October 30, 2002

                                      among

                           ULTRA CLEAN HOLDINGS, INC.

                 ULTRA CLEAN TECHNOLOGY SYSTEMS & SERVICE, INC.

                             MITSUBISHI CORPORATION

                      MITSUBISHI INTERNATIONAL CORPORATION

                                       and

                              CLEAN MERGER COMPANY
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                                TABLE OF CONTENTS

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                                                                             Page
                                                                             ----
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                                    ARTICLE 1
                                   Definitions

Section 1.01.     Definitions ...........................................      1

                                    ARTICLE 2
                                   The Merger

Section 2.01.     The Merger ............................................      6
Section 2.02.     Conversion of Shares ..................................      7
Section 2.03.     Surrender and Payment .................................      7
Section 2.04.     Dissenting Shares .....................................      8
Section 2.05.     Closing Balance Sheet .................................      9
Section 2.06.     Adjustment of Purchase Price ..........................     10
Section 2.07.     Existing Debt .........................................     11
Section 2.08.     Adjustments ...........................................     11
Section 2.09.     Withholding Rights ....................................     11
Section 2.10.     Lost Certificates .....................................     11

                                    ARTICLE 3
                            The Surviving Corporation

Section 3.01.     Articles of Incorporation .............................     11
Section 3.02.     Bylaws ................................................     12
Section 3.03.     Directors and Officers ................................     12

                                    ARTICLE 4
            Representations and Warranties of the Company and Sellers

Section 4.01.     Corporate Existence and Power .........................     12
Section 4.02.     Corporate Authorization ...............................     12
Section 4.03.     Governmental Authorization ............................     13
Section 4.04.     Non-contravention .....................................     13
Section 4.05.     Capitalization ........................................     14
Section 4.06.     Subsidiaries ..........................................     14
Section 4.07.     Financial Statements ..................................     14
Section 4.08.     Absence of Certain Changes ............................     15
Section 4.09.     No Undisclosed Liabilities ............................     16
Section 4.10.     Compliance with Laws and Court Orders .................     17
Section 4.11.     Material Contracts ....................................     17
Section 4.12.     Litigation ............................................     18

Section 4.13.     Finders' Fees .........................................     19
Section 4.14.     Consents ..............................................     19
Section 4.15.     Employee Benefit Plans ................................     19
Section 4.16.     Properties ............................................     21
Section 4.17.     Intentionally Left Blank. .............................     22
Section 4.18.     Intellectual Property .................................     22
Section 4.19.     Insurance Coverage ....................................     25
Section 4.20.     Licenses and Permits ..................................     25
Section 4.21.     Receivables ...........................................     26
Section 4.22.     Debt ..................................................     26
Section 4.23.     Employees .............................................     26
Section 4.24.     Labor Matters .........................................     26
Section 4.25.     Environmental Matters .................................     26
Section 4.26.     Certain Interests. ....................................     27
Section 4.27.     Customers; Suppliers ..................................     28
Section 4.28.     Books And Records .....................................     29
Section 4.29.     Inventories ...........................................     29
Section 4.30.     State Takeover Statutes ...............................     29

                                    ARTICLE 5
                    Representations and Warranties of Parent

Section 5.01.     Corporate Existence and Power .........................     29
Section 5.02.     Corporate Authorization ...............................     30
Section 5.03.     Governmental Authorization ............................     30
Section 5.04.     Non-contravention .....................................     30
Section 5.05.     Finders' Fees .........................................     31
Section 5.06.     Financing .............................................     31
Section 5.07.     Litigation ............................................     31
Section 5.08.     Solvency ..............................................     31

                                    ARTICLE 6
                      Covenants of the Company and Sellers

Section 6.01.     Conduct of the Company ................................     31
Section 6.02.     Shareholder Approval ..................................     34
Section 6.03.     Access to Information .................................     34
Section 6.04.     No Solicitation .......................................     34
Section 6.05.     Notices of Certain Events .............................     35
Section 6.06.     Resignations ..........................................     35
Section 6.07.     Noncompetition ........................................     35
Section 6.08.     Intercompany Accounts .................................     36
Section 6.09.     Company Stock Option Plan .............................     36
Section 6.10.     Applied Materials .....................................     37
Section 6.11.     Voting Of Common Stock; Proxy .........................     37


                                       ii
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
                                    ARTICLE 7
                               Covenants of Parent

Section 7.01.     Obligations Of Merger Subsidiary ......................     37
Section 7.02.     Confidentiality .......................................     37

                                    ARTICLE 8
       Covenants of Parent, Merger Subsidiary, the Sellers and the Company

Section 8.01.     Reasonable Efforts ....................................     37
Section 8.02.     Certain Filings .......................................     38
Section 8.03.     Public Announcements ..................................     38
Section 8.04.     Further Assurances ....................................     38
Section 8.05.     Notifications .........................................     38

                                    ARTICLE 9
                            Conditions to the Merger

Section 9.01.     Conditions to Obligations of Each Party ...............     39
Section 9.02.     Conditions to the Obligations of Parent and
                  Merger Subsidiary .....................................     39
Section 9.03.     Conditions to Obligations of the Company and the
                  Sellers ...............................................     41

                                   ARTICLE 10
                                   Termination

Section 10.01.    Termination ...........................................     42
Section 10.02.    Effect of Termination .................................     43

                                   ARTICLE 11
                                  Miscellaneous

Section 11.01.    Notices ...............................................     43
Section 11.02.    Survival of Representations and Warranties;
                  Indemnification .......................................     45
Section 11.03.    Defense Of Claims .....................................     47
Section 11.04.    Amendments; No Waivers ................................     48
Section 11.05.    Expenses ..............................................     48
Section 11.06.    Successors and Assigns ................................     49
Section 11.07.    Governing Law .........................................     49
Section 11.08.    Jurisdiction ..........................................     49
Section 11.09.    WAIVER OF JURY TRIAL ..................................     49
Section 11.10.    Counterparts; Effectiveness; Benefit ..................     49
Section 11.11.    Entire Agreement ......................................     49
Section 11.12.    Captions ..............................................     50
Section 11.13.    Severability ..........................................     50
Section 11.14.    Specific Performance ..................................     50
Section 11.15.    Arbitration ...........................................     50


                                      iii
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
                                   ARTICLE 12
                                   Tax Matters

Section 12.01.    Tax Definition ........................................     50
Section 12.02.    Tax Representations ...................................     51
Section 12.03.    Covenants .............................................     53
Section 12.04.    Tax Sharing ...........................................     54
Section 12.05.    Filing of Tax Returns; Cooperation On Tax Matters .....     54
Section 12.06.    Tax Indemnification ...................................     56
Section 12.07.    Certain Disputes ......................................     57
Section 12.08.    Purchase Price Adjustment .............................     57
Section 12.09.    Survival ..............................................     57

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of October 30, 2002, among Ultra Clean Technology Systems & Service, Inc., a California corporation (the "COMPANY"), Mitsubishi Corporation, a Japanese corporation ("MC")and Mitsubishi International Corporation, a New York corporation ("MIC")(each a "SELLER," collectively, the "SELLERS"), Ultra Clean Holdings, Inc., a Delaware corporation ("PARENT"), and Clean Merger Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with California Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company;

      WHEREAS, the Board of Directors of the Company has determined that the business combination transaction is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and has recommended the approval and adoption of this Agreement by the shareholders of the Company;

      WHEREAS, Sellers own all of the outstanding shares of common stock, no par value, of the Company;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary, Sellers and the Company hereby agree as follows:

                                    ARTICLE 1
                                   Definitions

      Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

      "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the assets of the Company or 5% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 5% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which commercial banks in San Francisco, California are authorized or required by law to close.

      "CALIFORNIA LAW" means the California Corporations Code.

      "CLOSING DATE" means the date upon which the Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2001 and the footnotes thereto.

      "COMPANY COMMON STOCK" means the shares of common stock, no par value, of the Company.

      "COMPANY BALANCE SHEET DATE" means December 31, 2001.

      "COMPANY STOCK OPTIONS" shall mean all outstanding options to purchase the Company's equity securities granted pursuant to the Company Stock Option Plan.

      "COMPANY STOCK OPTION PLAN" shall mean the Ultra Clean Technology Systems & Services, Inc. 1999 Stock Option Plan.

      "DEBT REPAYMENT AMOUNT" shall mean the outstanding principal, any accrued interest and any other amounts outstanding (including any fees, penalties or other amounts payable) under the Existing Debt.

      "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

      "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

       "EXISTING DEBT" shall mean: (a) the Loan Agreement between the Company and MIC dated January 1, 2002 relating to a facility of $14,000,000; (b) the Revolving Uncommitted Availability Facility Agreement between the Company and Mizuho Corporate Bank, Ltd., a Japanese banking corporation acting through its Los Angeles agency ("MBL") dated May 1, 2002, and; (c) the General Transaction Agreement between the Company and Mitsubishi Trust & Banking Corporation, a Japanese banking corporation acting through its Los Angeles agency ("MTB") dated May 3, 1999 (each of MIC, MBL and MTB a "LENDER" and collectively the "LENDERS," and each agreement referenced above a "LOAN AGREEMENT" and collectively, the "LOAN AGREEMENTS.")

      "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) rights in computer software (including source code, object code, firmware, operating systems and specifications), (vi) rights in trade secrets and, to the extent protectable as trade secrets or proprietary information, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) rights in industrial designs (whether or not registered), (viii) rights in databases and data collections, (ix) rights in mask works, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights of the Company to sue or recover and retain damages and costs and attorneys' fees incurred by the

Company for past, present and future infringement or misappropriation by Third Parties of any of the foregoing.

      "INTERIM BALANCE SHEET" means the unaudited balance sheet of the Company as of September 30, 2002.

      "INTERIM BALANCE SHEET DATE" means September 30, 2002.

      "KNOWLEDGE" of any Person that is not an individual means the knowledge of such Person's Officers after reasonable inquiry; provided that the knowledge of the Company or Sellers shall mean the knowledge, of Yoshifusa Nikaido, Clarence Granger, Kevin Griffin, Bruce Wier, Sowmya Krishnan, Deborah Hayward and Keith Cheung, after reasonable inquiry.

      "LICENSED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by a Person other than the Company and licensed or sublicensed to the Company.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than as a result of general economic conditions or events affecting the Person's industry generally but which do not materially disproportionately affect the Person.

      "MERGER CONSIDERATION" means the quotient obtained by dividing (A) thirty-four million six hundred eighty thousand dollars ($34,680,000) minus the Debt Repayment Amount and the Spread Payment Amount by (B) the total number of shares of Company Common Stock issued and outstanding at the Effective Time, rounded to the fourth decimal place.

      "MINIMUM WORKING CAPITAL" means $11,230,000 plus $750,000, less cash payments related to capital expenditures (excluding any capital leases) incurred during October 2002; provided, however, that under no circumstance shall Minimum Working Capital be less than $11,230,000.

      "1933 ACT" means the Securities Act of 1933, as amended.

      "1934 ACT" means the Securities Exchange Act of 1934.

      "OFFICER" of any Person means any executive officer of such Person.

      "OPTION TERMINATION AGREEMENTS" means those agreements between the Company and Persons holding options having an exercise price per share less than the Merger Consideration which provide for the cancellation of such options in exchange for a cash settlement.

      "OWNED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned by the Company.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "SEC" means the Securities and Exchange Commission.

      "SHARES" means the shares of Common Stock, no par value, of the Company.

      "SPREAD PAYMENT AMOUNT" means the aggregate amount of payments made by the Company pursuant to the Option Termination Agreements.

      "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      "TAX BENEFIT ITEM" shall mean $440,852, provided that the Tax Benefit Item shall be reduced to the extent of any cash payment received from any Taxing Authority in respect of any component benefit item of the Tax Benefit Item between the date hereof and the Closing Date. Schedule I shall set forth the items used to determine the Tax Benefit Item (the "TAX BENEFIT ITEM SCHEDULE").

      "TAX LIABILITY ITEM" shall mean $457,053, provided that the Tax Liability Item shall be reduced to the extent of any cash payment made to any Taxing Authority in satisfaction of any component liability item of the Tax Liability Item between the date hereof and the Closing Date. Schedule II shall set forth the items used to determine the Tax Liability Item (the "TAX LIABILITY ITEM SCHEDULE").

      "THIRD PARTY" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

      TERM                                  SECTION
      ----                                  -------
      Accounting Referee                    Section 12.07
      Buyer Indemnitee                      Section 12.01
      CERCLA                                Section 4.25
      Certificates                          Section 2.03
      Closing                               Section 2.01
      Closing Balance Sheet                 Section 2.05
      Closing Working Capital               Section 2.05
      Company Securities                    Section 4.05
      Confidentiality Agreement             Section 6.03
      Consents                              Section 4.14
      Effective Time                        Section 2.01
      Employee Plans                        Section 4.15
      End Date                              Section 10.01
      Exchange Agent                        Section 2.03
      Final Working Capital                 Section 2.06
      GAAP                                  Section 4.07
      Governmental Authority                Section 9.02
      Indemnity Cap                         Section 11.02
      Indemnified Party                     Section 11.02
      Indemnifying Party                    Section 11.02
      Loss                                  Section 11.02
      Material Contracts                    Section 4.11
      Merger                                Section 2.01
      Motoyama                              Section 4.18
      Multiemployer Plan                    Section 4.15
      Outstanding Common                    Section 4.05
      Parent Indemnified Parties            Section 11.02
      Permits                               Section 4.20
      Post-Closing Tax Period               Section 12.01
      Pre-Closing Tax Period                Section 12.01
      Seller Indemnified Parties            Section 11.02
      Surviving Corporation                 Section 2.01
      Tax                                   Section 12.01
      Tax Asset                             Section 12.01
      Taxing Authority                      Section 12.01
      Tax Loss                              Section 12.06
      Tax Sharing Agreements                Section 12.01
      Transfer Taxes                        Section 12.03

                                   ARTICLE 2
                                   The Merger

      Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file an agreement of merger with the Secretary of State of the State of California, a certificate of merger with the Delaware Secretary of State, and make all other filings or recordings required by California Law or Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the agreement of merger is accepted by the Secretary of State of the State of California or at such later time as is specified in the agreement of merger. Immediately prior to the filing of the agreement of merger, a closing (the "CLOSING") will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025 (or such other place as the parties may agree).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

      Section 2.02. Conversion of Shares. At the Effective Time:

      (a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in cash without interest;

      (b) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

      (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      Section 2.03. Surrender and Payment. (a) Parent will act as exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares (the "CERTIFICATES") for the Merger Consideration. Upon the Closing, Parent will make available the Merger Consideration to be paid by wire transfer in respect of the Shares. On the Closing Date, Sellers will surrender the Certificates to the Exchange Agent for cancellation together with a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by holders of Shares would otherwise escheat to or become property of any governmental authority, such unclaimed amounts shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which dissenter's rights have been perfected shall be returned to Parent, upon demand.

      Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with California Law shall not be converted into a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are provided by California Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

      Section 2.05. Closing Balance Sheet. (a) As promptly as practicable, Parent will cause to be prepared and delivered to Sellers the Closing Balance Sheet, together with an unqualified audit report of Deloitte & Touche thereon, and a certificate based on such Closing Balance Sheet setting forth Parent's calculation of Closing Working Capital. The Closing Balance Sheet ("CLOSING BALANCE SHEET") shall (x) fairly present the financial position of the Company at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Company Balance Sheet, (y) include line items substantially consistent with those in the Company Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Company Balance Sheet. "CLOSING WORKING CAPITAL" means the excess of current assets over current liabilities of the Company as shown on the Closing Balance Sheet, with the following adjustments:
(i) [intentionally left blank]; (ii) excluding the effect (including the Tax effect) of the payment of the Spread Payment Amount and any exercise of employee stock options occurring between the date hereof and the Closing Date; (iii) excluding the Existing Debt and payoff of the Existing Debt; and (iv) reflecting no items in respect of Taxes other than the Tax Benefit Item and the Tax Liability Item.

      (b) If Sellers disagree with Parent's calculation of Closing Working Capital delivered pursuant to Section 2.05(a), Sellers may, within thirty (30) days after delivery of the documents referred to in Section 2.05(a), deliver a notice to Parent disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to
Section 2.05(a).

      (c) If a notice of disagreement shall be delivered pursuant to Section 2.05(b), Parent and Sellers shall, during the thirty (30) days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Parent's calculations delivered pursuant to Section 2.05(a) nor more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 2.05(b). If, during such period, Parent and Sellers are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Parent and Sellers (who shall not have any material relationship with Parent or Sellers), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the

Closing Balance Sheet or Parent's calculation of Closing Working Capital as to which Sellers have disagreed. Such independent accountants shall deliver to Parent and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Parent and Sellers. The cost of such review and report shall be borne by Parent if the difference between Final Working Capital and Parent's calculation of Closing Working Capital delivered pursuant to Section 2.05(a) is greater than the difference between Final Working Capital and Sellers' calculation of Closing Working Capital delivered pursuant to Section 2.05(b), by Sellers if the first such difference is less than the second such difference and otherwise equally by Parent and Sellers.

      (d) Parent and Sellers agree that they will, and agree to cause their respective independent accountants and the Company to cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

      Section 2.06. Adjustment of Purchase Price. (a) If Minimum Working Capital exceeds Final Working Capital, Sellers shall pay to Parent, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.06(b), the amount of such excess; provided, however, that in no circumstances shall any such payment exceed one million four hundred eighty-five thousand dollars ($1,485,000). "FINAL WORKING CAPITAL" means Closing Working Capital as shown in Parent's calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 2.05(b); or if such a notice of disagreement is delivered, as agreed by Parent and Sellers pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Working Capital be less than Parent's calculation of Closing Working Capital delivered pursuant to Section 2.05(a) or more than Sellers' calculation of Closing Working Capital delivered pursuant to Section 2.05(b).

      (b) If Sellers are obligated to make a payment pursuant to Section 2.06(a), such payment shall be paid within ten days after the date Final Working Capital has been determined by delivery by Sellers of a certified or official bank check payable in immediately available funds to Parent or by causing such payments to be credited to such account of Parent as may be designated by Parent. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

      Section 2.07. Existing Debt. Upon Closing, Parent shall, on behalf of the Company, pay by wire transfers to the Lenders an amount equal, in the aggregate, to the Debt Repayment Amount (net of any applicable withholding taxes, which Parent shall withhold and remit to the appropriate Taxing Authority), in full satisfaction of the Existing Debt, the Loan Agreements shall terminate, and there shall be no further financial obligations nor any amounts outstanding under the Loan Agreements.

      Section 2.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      Section 2.09. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration or payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      Section 2.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

                                    ARTICLE 3
                            The Surviving Corporation

      Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, such articles of incorporation shall be amended as set forth in Exhibit A.

      Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time, other than Yoshifusa Nikaido, who shall resign effective as of the Closing, shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
            Representations and Warranties of the Company and Sellers

      The Company and Sellers each jointly and severally represent and warrant to Parent, subject to such exceptions as are disclosed in the attached disclosure schedule (which disclosure schedule shall reference the corresponding appropriate section and paragraph numbers to which disclosure relates), that:

      Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Schedule 4.01 contains a complete and accurate list of every jurisdiction in which the Company is qualified to do business. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

      Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, has been duly authorized by all necessary corporate action on the part of the Company. This Agreement, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, arrangement, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      (b) The execution, delivery and performance by each Seller of this Agreement, and the consummation by each Seller of the transactions contemplated hereby is within each Seller's corporate powers and has been duly authorized by all necessary corporate action on the part of each Seller. This Agreement, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, arrangement, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      Section 4.03. Governmental Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby requires no action on the part of the Company by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California, the filing of a certificate of merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

      (b) The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby requires no action on the part of either Seller by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational.

      Section 4.04. Non-contravention. The execution, delivery and performance by the Company and the Sellers of this Agreement, and the consummation of the transactions contemplated hereby does not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or bylaws (or comparable document in the case of Mitsubishi Corporation) of the Company or the Sellers, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a material violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which the Sellers or the Company are entitled under any provision of any agreement or other instrument binding upon the Sellers or the Company or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Sellers or the Company or (iv) result in the creation or imposition of any Lien on any asset of the Sellers or the Company other than Permitted Liens.

      Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value. There are issued and outstanding 3,680,000 shares of Company Common Stock, all of which are owned by the Sellers (the "OUTSTANDING COMMON"). All outstanding shares of capital stock of the Company are duly authorized and validly issued, and are fully paid and nonassessable. Schedule 4.05 contains a complete and accurate list of every holder of Company Common Stock and the number of shares each such holder holds.

      (b) At the Effective Time there will be no outstanding (i) shares of capital stock or voting securities of the Company other than the Outstanding Common, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or
(iv) phantom stock, tracking stock or other securities or rights to receive economic value equivalent to the capital stock of the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.

      (c) At the Effective Time, all options granted under the Company Stock Option Plan will terminate, expire and be of no further force or effect pursuant to the terms of the Company Stock Option Plan and the holders of such options will have no rights with respect thereto.

      (d) None of the Shares were issued or will be issued in violation of the 1933 Act, California Law or other state securities laws or regulations or any preemptive rights.

      Section 4.06. Subsidiaries. The Company does not have, and has never had, any subsidiaries, nor does it own any equity interest in any other Person.

      Section 4.07. Financial Statements. The audited balance sheets as of December 31, 1999, 2000 and 2001 and related audited statements of income and cash flows for each of the years ended December 31, 1999, 2000 and 2001 and unaudited interim financial statements for the nine months ended September 30, 2002 (subject to normal reconciling adjustments) of the Company provided to Parent and attached hereto as Schedule 4.07 fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject only to normal year-end adjustments and an absence of footnotes in the case of any unaudited interim financial statements). Such financial statements include all adjustments that are necessary for a fair presentation of the financial position and results of operations of the Company as of the dates thereof and for the periods covered thereby.

      Section 4.08. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company has been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

      (c) any amendment of any material term of any outstanding security of the Company;

      (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money except for draws by the Company under the Loan Agreements;

      (e) any creation or other incurrence by the Company of any Lien on any asset, other than Permitted Liens;

      (f) any making of any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than those contemplated by this Agreement and transactions and commitments in the ordinary course of business consistent with past practices;

      (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

      (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company,
(ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, or (v) increase in compensation, bonus or other benefits payable to any director or officer or, other than in the ordinary course of business consistent with past practices, any other employee of the Company;

      (k) any labor dispute, other than routine individual grievances, or, to the Knowledge of the Company or Sellers, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

      (l) any payment, reimbursement, refund, or other fund transfer to Sellers or any Affiliate, other than the payment of salaries to officers or employees and payments for excess liability insurance and employee medical and dental insurance provided by MIC, all made in the ordinary course of business consistent with past practices; or

      (m) any agreement or commitment to do any of the foregoing.

      Section 4.09. No Undisclosed Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

      (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, and

      (b) liabilities or obligations incurred since the Company Balance Sheet Date that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      Section 4.10. Compliance with Laws and Court Orders. The business of the Company is and has been conducted in compliance in all material respects with, and to the Knowledge of the Company and the Sellers is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any material applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

      Section 4.11. Material Contracts. (a) Except for the Contracts disclosed in Schedule 4.11 (the "MATERIAL CONTRACTS"), the Company is not a party to or bound by:

            (i) any lease or sublease (whether of real or personal property) providing for annual rentals of $15,000 or more;

            (ii) any agreement (including purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $50,000 or more or (B) aggregate payments by the Company of $75,000 or more;

            (iii) any sales, distribution or other similar agreement providing for the sale or license by the Company of materials, supplies, goods, services, equipment or other assets or license that provides for either
      (A) annual payments to the Company of $15,000 or more or (B) aggregate payments to the Company of $25,000 or more;

            (iv) any partnership, joint venture or other similar agreement or arrangement;

            (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

            (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

            (vii) any material option, license, franchise or similar agreement;

            (viii) any material agency, dealer, sales representative, marketing, distribution or other similar agreement;

            (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which could reasonably be expected to so limit the freedom of the Company after the Closing Date;

            (x) any agreement with any Affiliate of the Company, with any director or officer of the Company, or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

            (xi) any employment agreement, or any agreement with severance, change in control or similar arrangements that will result in any obligation (absolute or contingent) of the Company to make any payment as a result of the consummation of the Merger, termination of employment or both; or

            (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company, including, without limitation, any agreement involving annual payments by any customer to the Company in excess of $500,000.

      (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company and is in full force and effect with respect to the Company and, to the Knowledge of the Sellers and the Company, any other party thereto, and neither the Company nor, to the Knowledge of the Sellers and the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and no event or circumstance has occurred that, with notice or lapse of time or both, could reasonably be expected to constitute any material event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered or made available to Parent.

      (c) The Company has fulfilled in all material respects all obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and the Sellers and the Company have no reason to believe that the Company will not be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

      (d) The Company has complied with all terms contained in any Material Contract that provide for pricing or other contract terms on a "most favored nation" or similar basis, and no refunds of any past payments are or will become due.

      Section 4.12. Litigation. There is no action, suit, investigation or proceeding (or, to the Knowledge of the Company or the Sellers, are there any facts or conditions that could reasonably be expected to be the basis therefore) pending against, or, to the Knowledge of the Sellers or the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any other Person for whom the Company may be liable or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

      Section 4.13. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers or the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

      Section 4.14. Consents. Schedule 4.14 sets forth each material agreement, contract or other instrument (including, without limitation, any Material Contract) binding upon Sellers or the Company requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the "CONSENTS").

      Section 4.15. Employee Benefit Plans. (a) Schedule 4.15(a) contains a correct and complete list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS".

      (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

      (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000
of the Code.

      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee or independent contractor of the Company to severance pay, bonus, retirement, job security or similar benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or any other employment or benefit arrangement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

      (f) The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise tax under Section 4980B of the Code.

      (g) To the Knowledge of the Company and the Sellers, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2001.

      (h) The Company is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

      (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

      (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company and the Sellers, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

      (k) Except as set forth in Schedule 4.15, the Company has not engaged in any workforce reduction within the last 90 days which, alone or when aggregated with any other workforce reduction before or after the date hereof, would trigger obligations under the Worker Adjustment and Retraining Notification Act with respect to its employees.

      Section 4.16. Properties. (a) The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for (i) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the use of the property subject thereto or affected thereby and (ii) properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except for the Permitted Liens, which are defined as:

            (i) Liens disclosed on the Company Balance Sheet;

            (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet);

            (iii) Mechanics', materialmen's, worker's and other like liens in respect of amounts that are not yet due and payable; or

            (iv) Such Liens, if any, which do not materially detract from the value or interfere with the use of the property subject thereto or affected thereby.

      (b) There are no developments affecting any such property or assets pending or, to the Knowledge of the Sellers or the Company threatened, which could reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

      (c) All leases of such real property and material personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, arrangement, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and there does not exist under any such lease any material default by the Company or any event which with notice or lapse of time or both could reasonably be expected to constitute a material default by the Company thereunder, or, to the Knowledge of the Company or Sellers, any other party thereto.

      (d) The plants, buildings, structures and equipment owned or leased by the Company have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound, except for such defects that do not have, and can not reasonably be expected to have, a Material Adverse Effect.

      (e) The plants, buildings and structures owned or leased by the Company currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary in all material respects for the conduct of the businesses of the Company as heretofore conducted and as presently planned to be conducted by Parent. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

      (f) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a material nonconforming use under any applicable building, zoning, subdivision and other land use and similar law, regulation or ordinance.

      (g) The property and assets owned or leased by the Company, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and are adequate to conduct such businesses as currently conducted.

      Section 4.17. Intentionally Left Blank.

      Section 4.18. Intellectual Property. (a) Schedule 4.18(a) contains a true and complete list of each of the registrations, applications for registration made by or on behalf of the Company with any governmental authority anywhere in the world of any patents, copyrights, mask works, trademarks, service marks or rights in Internet or World Wide Web domain names or URL or addresses, specifying as to each such registration, application or Intellectual Property Right, as applicable, (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iv) the registration or application numbers thereof, (v) the termination or expiration dates thereof and (vi) all agreements related to such Intellectual Property Right, including (A) the date of any license or agreement, (B) the identity of all parties thereto, (C) a description of the nature and subject matter thereof, and (D) the term thereof.

      (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the material Intellectual Property Rights necessary for, or used or held for use in, the conduct of the business of the Company as currently conducted. Except as set forth on Schedule 4.18(a), there exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights that materially adversely affects the business of the Company as currently conducted. The consummation of the transactions contemplated by this Agreement will not, in any material respect, alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. The conduct of the Company's business as currently conducted does not infringe upon any intellectual property of Motoyama Engineering Works, Ltd. ("MOTOYAMA"), nor require any license or other right to use intellectual property owned by Motoyama.

      (c) Except pursuant to written agreements substantially in the form of the Company's standard form sale agreement (a copy of which is set forth in Schedule 4.18(c)) or as set forth in Schedule 4.18(c), the Company has not given an indemnity in connection with any Intellectual Property Right to any Person.

      (d) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party except such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Sellers or the Company, threatened against or affecting, the Company, or any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use by the Company of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property

Right of any Third Party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. Except as set forth in Schedule 4.18(d)), the Company has not received any offer for a license of Intellectual Property Rights from any Third Party.

      (e) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part.

      (f) The Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company's rights to use the Licensed Intellectual Property Rights (except with respect to Patents for which this representation is the right to exclude the use by others), free and clear of any Lien, except for Permitted Liens and where the failure to hold such right, title and interest would not have a Material Adverse Effect on the Company. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company has taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

      (g) To the Knowledge of the Sellers and the Company, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property Right or material Licensed Intellectual Property Right. The Company has taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all of the Company's material trade secrets included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights. None of the material Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

      (h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete (i) notes and records relating to the Owned Intellectual Property Rights and (ii) evidence of the Company's rights in the Licensed Intellectual Property Rights.

      (i) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, neither the Sellers nor the Company is aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights have been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights have been the subject of an interference, protest, public use proceeding or Third Party reexamination request.

      (j) All products sold or licensed by the Company, or any licensee of the Company and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages except to extent that failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company.

      (k) All directors, officers, employees and contractors of the Company have entered into Proprietary Rights, Confidentiality and Non-Competition Agreements with the Company in a form substantially similar to that provided to Parent.

      Section 4.19. Insurance Coverage. Schedule 4.19 contains a complete and accurate list of, and the Company has furnished or made available to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since 1996 and remain in full force and effect. Neither the Sellers nor the Company have Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

      Section 4.20. Licenses and Permits. Schedule 4.20 correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company, including Environmental Permits (the "PERMITS"), together with the name of the government agency or entity issuing such Permit. The Permits are valid and in full force and effect. The Company is not in material default under, and no condition exists that with notice or lapse of time or both could constitute a material default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company has made all filings with governmental entities and has received all material permits, registrations, licenses, franchises, certifications and other approvals necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used.

      Section 4.21. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date or Interim Balance Sheet Date) reflected on the Company Balance Sheet and Interim Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will have arisen in the ordinary course of business and represent good faith claims against the debtors thereof. All accounts, notes receivable and other receivables arising out of or relating to the business of the Company as of the Company Balance Sheet Date or Interim Balance Sheet Date have been included in the Company Balance Sheet and Interim Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP applied on a consistent basis.

      Section 4.22. Debt. Schedule 4.22 contains a complete and accurate list of the outstanding principal, any accrued interest, and any other amounts outstanding under any loan agreement, line of credit, note, indebtedness for borrowed money, advances, guarantees or any other debt of the Company (including, but not limited to, the Loan Agreements).

      Section 4.23. Employees. The Company has previously provided to Parent a schedule setting forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and all other employees of the Company. Neither the Sellers nor the Company have Knowledge that any of such employees or any other key employee of the Company other than Yoshifusa Nikaido intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

      Section 4.24. Labor Matters. The Company is in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the Knowledge of the Sellers or the Company, threatened against the Company before the National Labor Relations Board.

      Section 4.25. Environmental Matters. (a) Except as disclosed in Schedule 4.25:

            (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no unresolved penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Sellers or the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

            (ii) the Company is and has been in material compliance with all Environmental Laws and all Environmental Permits;

            (iii) no property now or previously owned or operated by the Company nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company's or Seller's Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive, Environmental Response, Conservation and Liability Act ("CERCLA") or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

            (iv) there are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability or obligation.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Sellers or the Company have Knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or operated by the Company that has not been delivered to Parent at least ten days prior to the date hereof.

      (c) For purposes of this Section 4.25, the terms "Company" shall include any entity that is, in whole or in part, a predecessor of the Company.

      Section 4.26. Certain Interests.

      (a) To the Knowledge of the Sellers or the Company, none of the Shareholders of the Company or any officer or director of the Company and no spouse of any such Person:

            (i) Has been an officer, director or shareholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided, however, that the ownership of securities representing not more than 5% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "shareholder" as long as the person owning such securities has no other connection or relationship with such supplier or customer;

            (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of its business or otherwise (except for any such ownership or interest resulting from the ownership of securities in a public company); or

            (iii) has any outstanding indebtedness to the Company.

      (b) Except for the payment of employee compensation in the ordinary course of business, payments owed for excess liability insurance and employee medical and dental insurance provided by MIC and the Loan Agreement with MIC, the Company has no material liability or any other obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof, or to any officer or director of the Company, or, to the Knowledge of the Sellers or the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

      (c) There have been no material transactions between the Company and any Affiliate since the Company Balance Sheet Date, other than the payment of salaries to officers or employees and payments for excess liability insurance and employee medical and dental insurance provided by MIC, all made in the ordinary course of business consistent with past practices. There are no material agreements or understandings now in effect between the Company and any Affiliate. The Company Disclosure Schedule (x) states the amounts due from the Company to any Affiliate and the amounts due from any Affiliate to the Company,
(y) describes the transactions out of which such amounts arose and (z) describes any interest of any Affiliate in any supplier or customer of, or any other entity that has had business dealings with the Company since the Company Balance Sheet Date. After the Closing, there will be no obligations or other liabilities, including inter-company obligations, between the Company, on the one hand, and any of its Affiliates, on the other hand.

      Section 4.27. Customers; Suppliers. (a) Schedule 4.27 sets forth the names of the ten most significant customers (by dollar amount of sales) of the Company for the year ended December 31, 2001, and the period from January 1, 2002 through September 30, 2002, and the dollar amount of sales for each such customer during such periods. Neither the Sellers nor the Company have received notice and have no Knowledge that any such significant customer of the Company has ceased, will cease, or is reasonably likely to cease to purchase the products of the Company, or has substantially reduced, intends to substantially reduce, or is reasonably likely to substantially reduce the purchase of such products from the Company other than as a result of general economic conditions or events affecting the Company's industry generally.

      (b) Other than as disclosed on Schedule 4.27(b), within the past one (1) year, neither the Sellers nor the Company have received any communication from any such significant customer regarding any material complaints or concerns regarding or related to the Company's products, performance or services (including with respect to their quality or conformity with specifications), or regarding or related to the pricing or other contract terms contained in any agreement between such significant customer and the Company.

      Section 4.28. Books And Records. The books of account and other financial records of the Company have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain complete, correct and accurate records of all corporate action taken by the shareholders, the Boards of Directors and any committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company. The Company has previously disclosed all of these books, records and accounts to Parent.

      Section 4.29. Inventories. The inventories set forth in the Interim Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by the Company. Since the Interim Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Interim Balance Sheet consist of, and all inventories related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice.

      Section 4.30. State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the California Law will not apply to the Merger and the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 5
                    Representations and Warranties of Parent

      Parent represents and warrants to the Company that:

      Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing related to the transactions contemplated hereby. Neither Parent nor Merger Subsidiary has conducted any business activities except for entering into this Agreement and matters related thereto.

      Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms.

      Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California, a certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and
(iii) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, (ii) result in a breach of or default under any term or provision of any contract or agreement to which Parent or any of its Affiliates is a party, which breach or default would prevent Parent from consummating the transactions contemplated by this Agreement, and (iii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 5.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company, Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

      Section 5.06. Financing. Parent has cash on hand or has received a commitment from Francisco Partners (the "COMMITMENT") to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, and to satisfy all other costs and expenses arising in connection therewith (the "FINANCING"). The Commitment is in full force and effect, and there is no breach or default by any party thereto existing, or which, with notice or the passage of time, or both, may exist under the Commitment. Parent does not need to obtain the consent of any Third Party to fulfill its obligations hereunder with respect to payment of the Merger Consideration.

      Section 5.07. Litigation. To the Knowledge of Parent, there are no actions, suits, claims investigations or proceedings pending or threatened in writing) against Parent or any Affiliate of Parent which: (a) if adversely determined, would reasonably be expected to hinder or impair the ability of Parent to perform its obligations hereunder, or (b) that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. None of Parent or any of its Affiliates is subject to any outstanding orders, rulings, judgments or decrees that would have a material adverse effect on the ability of Parent to perform its obligations under this Agreement.

      Section 5.08. Solvency. Immediately after the Effective Time, and based in part upon the representations and warranties of the Company and Sellers, Parent expects the Company to be able to pay its debts as they become due in the ordinary course of business and to be adequately capitalized.

                                   ARTICLE 6
                      Covenants of the Company and Sellers

      The Company and Sellers agree that:

      Section 6.01. Conduct of the Company. Except as contemplated by this Agreement or as set forth on Schedule 6.01, or with the prior written consent of Parent, from the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties, maintain the properties in good operating condition, and keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement or as set forth in Schedule 6.01, or with the prior written consent of Parent, the Company will not:

      (a) adopt or propose any change to its articles of incorporation or bylaws;

      (b) except for the issuance of Shares upon the exercise of Company Stock Options in accordance with their terms, issue, sell, pledge, license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, or (ii) any assets, securities or property of the Company other than inventory in the ordinary course of business consistent with past practices, or pursuant to contracts or commitments which have been disclosed to Parent;

      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

      (d) make any payment, reimbursement, refund, or other fund transfer to Sellers or any Affiliate, other than the payment of salaries to officers or employees in the ordinary course consistent with past practices;

      (e) reclassify, combine, split, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock;

      (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets (except for assets which are both not material and are acquired in the ordinary course of business consistent with past practices);

      (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

      (h) repay, pay down or otherwise reduce any existing debt (including, but not limited to, the Loan Agreements, but excluding trade payables incurred in the ordinary course of business consistent with past practices) of the Company;

      (i) enter into any contract or agreement material to the business, results of operations or financial condition of the Company (including, without limitation, agreements with customers) other than in the ordinary course of business, consistent with past practice;

      (j) authorize or enter into any agreements or commitments with respect to any capital expenditure in excess of $750,000, individually or in the aggregate;

      (k) shorten or lengthen the customary payment terms or other terms of any contracts with customers or suppliers;

      (l) amend any contract, agreement, commitment or arrangement in such a way that, if fully performed, would not be permitted under this Section 6.01;

      (m) increase the compensation payable or to become payable to its officers or, except in the ordinary course of business consistent with past practice, other employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company (except that Parent shall not unreasonably withhold its consent with respect to the hiring of new employees and the Company entering into employment agreements or arrangements with such new employees in the ordinary course of business consistent with past practice), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (n) enter into any material licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations, other than end-user license and maintenance contracts and agreements with customers in the ordinary course of business consistent with past practice;

      (o) take any action to prevent, or fail to take any action to cause, the accelerated vesting, exercisability, expiration and cancellation of any and all Company Stock Options as provided under the terms of the Company Stock Option Plan;

      (p) take any action, other than actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures except for any such action required by a concurrent change in GAAP;

      (q) merge or consolidate with any other Person;

      (r) enter into any lease, contract or agreement with regard to real property;

      (s) except as required by applicable law, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect or, as of any time prior to the Effective Time or knowingly omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

      (t) agree or commit to do any of the foregoing.

      Section 6.02 Shareholder Approval. The Company shall submit this Agreement and the Merger to its shareholders as soon as reasonably practicable for approval and adoption. Unless California Law does not require such a vote for consummation of the Merger, the Company shall seek the affirmative vote of the holders of a majority of the outstanding Shares. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting or action by written consent, the Company will (a) use its reasonable efforts to obtain the necessary approvals by shareholders of the Company of this Agreement and the transactions contemplated hereby and (b) otherwise comply with all applicable legal requirements.

      Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the confidentiality provisions of the letter agreement dated as of August 6, 2002 between the Company, Sellers and Francisco Partners, L.P. (the "CONFIDENTIALITY AGREEMENT"), the Company and Sellers shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, work papers, assets, contracts and records of the Company (including access to perform physical examinations), (ii) furnish or make available to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Sellers and the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company or the Sellers hereunder.

      Section 6.04. No Solicitation. Neither the Sellers nor the Company shall, nor shall the Sellers or the Company authorize, and the Sellers and the Company shall use reasonable efforts to prevent, any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action which has as one of its purposes or reasonably likely consequences to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is believed by the Sellers or the Company to be seeking to make, can be reasonably expected to make, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company and Sellers shall notify Parent promptly if any such proposal or offer, or any inquiry or other contract with any Person with respect thereto is made and shall in any such notice to Parent indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contract.

      Section 6.05. Notices of Certain Events. The Company and the Sellers shall promptly notify Parent of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or the Sellers, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, could have been required to have been disclosed pursuant to
Section 4.12, Section 4.15, Section 4.16, Section 4.18, Section 4.24, Section 4.25, or Article 12 as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

      (d) any Person holding options or other rights to acquire equity securities of the Company electing to or attempting to exercise those rights.

      Section 6.06. Resignations. The Company and the Sellers will deliver to Parent the resignations of all officers and directors of the Company who will be officers, directors or employees of either Seller or any of their Affiliates after the Effective Time from their positions with the Company at or prior to the Effective Time.

      Section 6.07. Noncompetition. (a) MC, for itself only, and limited to the activities conducted by the Metals Group of Mitsubishi Corporation or any successor agrees that for a period of two (2) full years from the Effective Time, the Metals Group of Mitsubishi Corporation shall not engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in the business of manufacturing gas panels for use in semiconductor manufacturing equipment, as conducted by the Company on the Closing Date; provided that nothing herein shall prevent the Sellers or their Affiliates from purchasing or holding up to 5% of any publicly traded corporation engaged in such business.

      (b) Each Seller agrees that for a period of two (2) full years from the Effective Time, neither it nor any of its Affiliates shall employ or solicit, or receive or accept the performance of services by any current employee of the Company other than Yoshifusa Nikaido; provided, however, that no general solicitation that is not designed to or intended to solicit employees of the Company shall be considered a solicitation for purposes of this covenant.

      (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Seller acknowledges that Parent would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Parent for any such breach. Each Seller agrees that Parent shall be entitled to injunctive relief requiring specific performance by either Seller of this Section, and each Seller consents to the entry thereof.

      Section 6.08. Intercompany Accounts. Except for the Existing Debt, which shall be addressed as provided in Section 2.07, all intercompany accounts between either Seller or their Affiliates, on the one hand, and the Company, on the other hand, as of the date hereof shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section. At least ten business days prior to the Effective Time, Sellers shall prepare and deliver to Parent a statement setting out in reasonable detail the calculation of all such intercompany account balances and, to the extent requested by Parent, provide Parent with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances shall be paid in full in cash at least five business days prior to the Effective Time.

      Section 6.09. Company Stock Option Plan. Sellers and the Company will terminate the Company Stock Option Plan, effective at the Effective Time.

      Section 6.10. Applied Materials. The Company will not enter into any new Global Supply Agreement or similar agreement with Applied Materials, Inc. without the consent of Parent, such consent not to be unreasonably withheld.

      Section 6.11. Voting Of Common Stock; Proxy. (a) Sellers and each of their Affiliates will vote all shares of Common Stock of the Company which such Person is entitled to vote to approve this Agreement and the transactions contemplated hereby at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or through any written consent, at which this Agreement or any amended version thereof are submitted for the consideration and vote of the stockholders of the Company.

      (b) Neither Sellers nor any of their Affiliates will (i) vote any shares of Common Stock of the Company in favor of the approval of any other sale of stock, merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters in connection therewith, or any corporate action the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by this Agreement or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of Common Stock of the Company.

                                   ARTICLE 7
                              Covenants of Parent

      Parent agrees that:

      Section 7.01. Obligations Of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 7.02. Confidentiality. Parent will comply, and will cause Merger Subsidiary and any Affiliate of Parent to comply with the Confidentiality Agreement.

                                   ARTICLE 8
       Covenants of Parent, Merger Subsidiary, the Sellers and the Company

      The parties hereto agree that:

      Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company, Merger Subsidiary, the Sellers and Parent will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

      Section 8.02. Certain Filings. The Company, Merger Subsidiary, Sellers and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 8.03. Public Announcements. Parent, Merger Subsidiary, the Sellers and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and each party will not issue any such press release or make any such public statement without the consent of the other parties to this Agreement, such consent not to be unreasonably withheld.

      Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 8.05. Notifications. From the date hereof through the Effective Time, (a) the Company will promptly notify Parent in writing if the Sellers or the Company become aware of any fact or condition that could reasonably be expected to cause any of Parent's conditions to the Merger not to be satisfied or which constitutes a breach of any of the representations and warranties or covenants of the Sellers or the Company and (b) Parent will promptly notify Sellers and the Company in writing if Parent becomes aware of any fact or condition that could reasonably be expected to cause any of the Company's or Seller's conditions to the Merger not to be satisfied or which constitutes a breach of any of the representations, warranties or covenants of Parent.

                                    ARTICLE 9
                            Conditions to the Merger

      Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent, Merger Subsidiary and the Sellers to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) if required by California Law, this Agreement shall have been approved and adopted by the holders of a majority of the Shares, in accordance with such law; and

      (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree issued by any court or governmental body having competent jurisdiction shall prohibit the consummation of the Merger.

      Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) Each of the representations and warranties of the Company and the Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality or Material Adverse Effect for purposes of determining whether Section 9.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects and provided further that the representations and warranties contained in Sections 4.05, 4.08(b), 4.08(d), 4.08(f), 4.08(l), 4.22 and 4.27 shall be true and correct when made and true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date) and each of the covenants and agreements contained in this Agreement to be complied with by the Company and the Sellers on or before the Closing Date shall have been complied with in all material respects, and Parent shall have received a certificate signed by the President and Chief Operating Officer of the Company and a certificate signed by an authorized officer of each of the Sellers to such effect.

      (b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a "GOVERNMENTAL AUTHORITY") shall have been threatened by, or commenced before, any Governmental Authority against the Company, the Sellers, the Merger Subsidiary or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

      (c) There shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Parent could, directly or indirectly, result in any of the consequences referred to in Section 9.02(b) above.

      (d) Parent shall have received an opinion of Falk & Sharp, counsel to the Company, dated the Closing Date in substantially the form attached hereto as Exhibit B. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than California or the Federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Parent, and, as to matters of fact, upon certificates of officers of the Company, copies of which opinions and certificates shall be contemporaneously delivered to Parent.

      (e) The Company shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

      (f) The Company shall have received all consents and approvals referred to in Section 4.14, including but not limited to Applied Materials and Lam Research or otherwise necessary in connection with the consummation of the transactions contemplated by this Agreement or to enable the Company to continue to carry on its business as currently conducted.

      (g) Parent shall have received certified articles of incorporation and bylaws, and good standing certificates in respect of the Company and certified board resolutions in respect of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Parent.

      (h) The Company shall have delivered to Parent a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 15 days prior to the Closing Date to the effect that the Company is not nor has it been within five (5) years of the date of the certification a "United States real property holding corporation" as defined in
Section 897 of the Code.

      (i) Parent shall have timely received estoppel letters from each of the Lenders establishing the total amount of all principal and accrued interest required to be paid at the Effective Time in order to completely repay and cancel each of the Loan Agreements and certifying that there will be no further financial obligations under the Loan Agreements, and no further payments, penalties or fees due as a result of the payment or prepayment of the Loans.

      (j) Parent shall have received all documents it may reasonably request relating to the existence of the Sellers or the Company and the authority of the Sellers and the Company for this Agreement, all in form and substance reasonably satisfactory to Parent.

      (k) Parent shall have received a letter from Motoyama in substantially the form attached hereto as Exhibit C.

      (l) All Persons holding options having an exercise price per share less than the Merger Consideration shall have entered into Option Termination Agreements in substantially in the form attached hereto as Exhibit D. Copies of each executed Option Termination Agreement shall have been delivered to Parent. At least two days before the Closing, Sellers shall prepare and deliver to Parent a schedule (such schedule to be subject to Parent's reasonable approval) setting forth the amounts due to each person who has entered into an Option Termination Agreement.

      (m) Parent and the Company shall have received an executed release from U.S. Bancorp Piper Jaffray Inc. confirming that Sellers have paid any fees and expenses due and releasing any and all claims U.S. Bancorp Piper Jaffray Inc. may have for any fees, expenses or other payment due as a result of the Merger or otherwise due from the Company or Parent.

      Section 9.03 Conditions to Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the Merger is subject to the satisfaction of the following further conditions:

      (a) The representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality or Material Adverse Effect for purposes of determining whether
Section 9.03(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by Parent on or before the Closing Date shall have been complied with in all material respects and Sellers shall have received a certificate signed by the Chief Executive Officer of Parent to such effect.

      (b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority shall have been threatened by, or commenced before, any Governmental Authority against the Company, the Sellers, Merger Subsidiary or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company or the Sellers.

      (c) There shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Sellers could, directly or indirectly, result in any of the consequences referred to in Section 9.02(b) above.

      (d) The Company shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Sellers, and no such consent, authorization or approval shall have been revoked.

      (e) Sellers shall have received certified certificate of incorporation and bylaws, and good standing certificates in respect of Parent and Merger Subsidiary and certified board resolutions in respect of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Sellers.

      (f) Sellers shall have received all documents it may reasonably request relating to the existence of the Parent and Merger Subsidiary and the authority of Parent and Merger Subsidiary for this Agreement, all in form and substance reasonably satisfactory to Sellers.

                                   ARTICLE 10
                                  Termination

      Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

      (a) by mutual written agreement of the Company, the Sellers, and Parent;

      (b) by the Company, the Sellers, or Parent, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary, the Company, the Sellers, or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

      (c) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or the Sellers set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied and, in the reasonable judgment of Parent, such condition is incapable of being satisfied by the End Date, or by Sellers if a breach of any representation or warranty or failure to perform any covenant or agreement on the payment of the Parent set forth in this Agreement shall have occurred that would cause the condition set forth in 9.02(a) not to be satisfied and, in the reasonable judgment of Sellers, such condition is incapable of being satisfied by the End Date;

      (d) by any party if the Closing has not occurred by 5:00 P.M., California time, on November 27, 2002 (the "END DATE"), or such later date as the Company, the Sellers, and Parent may agree; and

      (e) provided, however, that the right to terminate this Agreement under
Section 10.01(d) shall not be available to any party whose action or failure to act was a principal cause of, or resulted in the failure of, this Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

      The party desiring to terminate this Agreement pursuant to this Section
10.01 shall give three (3) business days prior written notice of such termination to the other party.

      Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party or parties as a result of such failure. The provisions of Section
8.03 and Section 11.05 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                 Miscellaneous

      Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

         if to Parent or Merger Subsidiary, to:

                  Dipanjan Deb
                  Francisco Partners
                  2882 Sand Hill Road, Suite 280
                  Menlo Park, CA  94025
                  Fax:  650-233-2999

         with a copy to:

                  Alan F. Denenberg
                  Davis Polk & Wardwell
                  1600 El Camino Real
                  Menlo Park, California  94025
                  Fax:  650-752-2111

         if to the Company, to:

                  Clarence L. Granger
                  Ultra Clean Technology Systems and Service, Inc. 150 Independence Drive
                  Menlo Park, CA 94025
                  Fax: 650-323-7159

         with a copy to:

                  Ethan J. Falk
                  Falk & Sharp P.C.
                  520 S. Grand Avenue, Suite 700
                  Los Angeles, CA  90071
                  Fax: 213-622-4486

         if to the Sellers, to:

                  Hiroshi Kito
                  Mitsubishi Corporation
                  Steel Products Business Unit
                  6-3, Marunouchi 2-Chome,
                  Chiyodaku, Tokyo 100-1086 Japan
         with a copy to:

                  Ethan J. Falk
                  Falk & Sharp P.C.
                  520 S. Grand Avenue, Suite 700
                  Los Angeles, CA  90071
                  Fax: 213-622-4486

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      Section 11.02. Survival of Representations and Warranties; Indemnification. (a) Except as provided in Article 12, the covenants and the representations and warranties contained in this Agreement, shall survive the Effective Time until eighteen (18) months after the Effective Time; provided that the representations and warranties made by Sellers and the Company in
Section 4.05 shall survive indefinitely and the representations and warranties made by the Sellers and the Company in Section 4.25 shall survive until the third anniversary of the Effective Time. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto (which notice shall indicate with reasonable specificity the amount and nature of the claim and the representation on which it is based), then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

      (b) After the Effective Time, Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "PARENT INDEMNIFIED PARTIES") shall be jointly and severally indemnified and held harmless by each of the Sellers for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any such claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) arising out of or resulting from the breach of any representation, warranty or covenant (without giving effect to any qualification as to materiality contained therein in determining the amount of any loss) (hereinafter, a "LOSS"), made by the Company or the

Sellers in this Agreement, provided that indemnification in respect of any Tax Loss shall be governed exclusively by the provisions of Article 12.

      (c) Any Parent Indemnified Party seeking indemnification from the Sellers (the "INDEMNIFYING PARTY") under this Section 11.02 shall give the Sellers notice of any matter which such Parent Indemnified Party has determined has given rise to a right of indemnification under this Agreement, prior to the expiration of the applicable representations and warranties as set forth in this
Section 11.02, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

      (d) Except as to liability arising out of or relating to the representations and warranties set forth in Article 12, Section 4.05, Section 4.08(b), Section 4.08(d), Section 4.08(f), and Section 4.08(l), or liability arising from or relating to fraud, the Sellers shall have no liability under
Section 11.02(b) unless and until the aggregate of all Losses relating thereto exceeds $250,000 and then only to the extent such Losses exceed said amount. Except for liabilities arising out of or relating to the representations and warranties set forth in Article 12, Section 4.05, Section 4.08(b), Section 4.08(d), Section 4.08(f), and Section 4.08(l), or liabilities arising from or relating to fraud, and exclusive of any purchase price adjustment in accordance with Section 2.06, the Sellers shall have no liability under Section 11.02(b) or for any liability arising out of or relating to the representations, warranties and covenants and agreements to be performed by Sellers or the Company hereunder after Sellers have paid Losses in an amount equal to $12,000,000 (the "INDEMNITY CAP").

      (e) After the Effective Time, Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "SELLER INDEMNIFIED PARTIES") shall be jointly and severally indemnified and held harmless by each of Parent and the Surviving Corporation for any and all Losses arising out of or resulting from the breach of any representation, warranty or covenant (without giving effect to any qualification as to materiality contained therein in determining the amount of any Loss), made by Parent in this Agreement, provided, however, that Parent shall have no liability under Section 11.02(e) unless and until the aggregate of all Losses relating thereto exceeds $250,000 and then only to the extent such Losses exceed said amount. Parent shall have no liability under Section 11.02(e) or for any liability arising out of or relating to the representations, warranties and covenants and agreements to be performed by Parent hereunder after Parent has paid Losses in an amount equal to $12,000,000.

      (f) To the extent that any Claim is covered by insurance held by the Parent Indemnified Party or the Seller Indemnified Party (each, an "INDEMNIFIED PARTY"), such Indemnified Party shall be entitled to indemnification hereunder only with respect to the amount of Losses that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance (net of any deductible or copayment). If such Indemnified Party receives such cash insurance proceeds prior to the time such indemnification is paid, then the amount payable by the Indemnifying Party pursuant to such indemnification shall be reduced by the amount of such insurance proceeds. To the extent that any Claim is paid in full or in part by cash insurance proceeds, such cash insurance proceeds shall not be applied to the Indemnity Cap. If such Indemnified Party receives such cash insurance proceeds after such indemnification is paid, then upon receipt by the Indemnified Party of any cash proceeds pursuant to such insurance with respect to such indemnification, such Indemnified Party shall repay any portion of such amount which was previously paid by the Indemnifying Party to the Indemnified Party in satisfaction of such indemnification and such amount will not be applied to the Indemnity Cap. Notwithstanding the foregoing, the amount of any such insurance proceeds shall not reduce the amount of Losses for which the Indemnifying Party is responsible to the extent that the Company can establish that the recovery of such proceeds results in the termination of the applicable insurance policy or a prospective, retrospective or retroactive premium adjustment as a result of such claim.

      (g) Subsequent to the Effective Time, with respect to any matter as to which indemnification is provided pursuant to this Section 11.02(b), such indemnification shall be the sole remedy available to the indemnified party and the parties hereto waive, to the maximum extent permitted by law, any other remedies available to them; provided, however, that the parties do not waive any rights or remedies for any claim, loss or other action arising from or relating to fraud. Notwithstanding the foregoing the parties hereto may exercise their rights under this Agreement and applicable law to equitable remedies, including, without limitation specific performance and injunction.

      Section 11.03. Defense Of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnified Party shall give the Indemnifying Party prompt notice of such claim and the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (1) the third-party claim does not seek an injunction or other equitable relief against or adversely affecting a Indemnified Party, (2) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any Losses that may result from the third-party claim, and (3) the Indemnifying Party agrees in writing not to settle such claim or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the

Indemnified Party that it believes that the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; and provided further, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party shall be reimbursed by the Indemnifying Party on a monthly basis for reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove, by a preponderance of the evidence, that the Indemnified Party did not defend or settle such third-party claim in a reasonable, prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other, including providing such documents and records as may be pertinent and the time and attention of such personnel as may reasonably be necessary, in order to ensure the proper and adequate defense of any action , suit or proceeding, whether or not subject to indemnification hereunder.

      Section 11.04. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 11.05. Expenses. (a) All fees and expenses (or other payments due) of Falk & Sharp, P.C., MC Financial Services, Ltd. and U.S. Bancorp Piper Jaffray shall be paid by Sellers; all fees and expenses of the Company and the Sellers related to, arising out of, or connected to the Merger and the transactions contemplated by this Agreement (including, but not limited to, the fees and expenses of Fenwick & West and Deloitte & Touche) shall be paid by the Sellers.

      (b) Except as otherwise provided in this Section, or as provided in Sections 2.05(c) or 12.07, all other costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that if any action or arbitration is brought with regards to any dispute arising out of or in connection with this Agreement, the losing party in any such action or arbitration shall be required to pay all reasonable expenses of both parties, including any expenses or fees of the arbitrator or arbitrators.

      Section 11.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

      Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law rules of such state.

      Section 11.08. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

      Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 11.10. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      Section 11.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

      Section 11.15. Arbitration. (a) Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be San Jose, California or such other place as may be agreed upon by the parties. Both parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the parties.

      (b) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and shall be enforceable against the parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

                                   ARTICLE 12
                                  Tax Matters

      Section 12.01. Tax Definition. The following terms, as used herein, have the following meanings:

      "BUYER INDEMNITEE" means Parent, any of its Affiliates and, effective upon the Closing, the Company.

      "POST-CLOSING TAX PERIOD" means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

      "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

      "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

      "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

      "TAX SHARING AGREEMENTS" means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability.

      Section 12.02. Tax Representations. The Company and Sellers represent and warrant to Parent and Merger Subsidiary as of the date hereof and as of the Closing Date that:

      (a) Filing and Payment. Except as set forth on Schedule 12.02(a), (i) all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

      (b) Financial Records. Except as set forth on Schedule 12.02(b), (i) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books; and (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business, except for this Agreement.

      (c) Procedure and Compliance. Except as set forth on Schedule 12.02(c),
(i) all material Returns filed with respect to all Tax years of the Company have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) the Company is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax or Tax Asset and (iv) during the five-year period ending on the date hereof, the Company has not made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting, nor has it filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

      (d) Taxing Jurisdictions. Schedule 12.02(d) contains a list of all jurisdictions (whether foreign or domestic) in which the Company regularly files Returns. The Company is not required to regularly file Returns in any jurisdiction other than those set forth on Schedule 12.02(d), and no jurisdiction in which the Company does not regularly file Returns has asserted that the Company is required to do so.

      (e) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 12.02(e), (i) the Company has not been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) the Company is not party to any Tax

Sharing Agreement or to any other agreement or arrangement referred to in clause
(ii) or (iii) of the definition of "Tax"; (iii) no amount of the type described in clause (ii) or (iii) of the definition of "Tax" is currently payable by either the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

      (f) Certain Elections, Agreements and Arrangements. Except as set forth on
Schedule 12.02(f), (i) no election has been made under Treasury Regulations
Section 1.7701-3 or any similar provision of Tax law to treat the Company as an association, corporation or partnership; (ii) the Company is not disregarded as an entity for Tax purposes; and (iii) during the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (g) Property and Leases. Except as set forth on Schedule 12.02(g), (i) the Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

      Section 12.03. Covenants. (a) Without the prior written consent of Parent, the Company shall not, nor shall Sellers cause or permit the Company, on or prior to the Closing Date, to, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company.

      (b) The Company shall not, nor shall Sellers cause or permit the Company to, on or prior to the Closing Date, make any payment of, or in respect of, any Tax to any person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

      (c) Without the prior written consent of Sellers, which consent shall not be unreasonably withheld, the Company shall not, and Parent shall not permit the Company to, file any amended Return or make any election, in each case with respect to any Pre-Closing Tax Period, that would have the effect of increasing the liability of the Company for Taxes in any Pre-Closing Tax Period for which Sellers would be required to indemnify any Buyer Indemnitee under this Agreement unless required to do so by any Taxing Authority.

      (d) Parent shall pay, or cause the Company to pay, to Sellers an amount equal to any refund of Taxes of the Company in respect of any Pre-Closing Tax Period except to the extent that the accrual or receipt of any such refund (u) arises out of or relates to any Tax benefit that is reflected in the Tax Benefit Item Schedule, (v) arises out of or relates to any Tax benefit that gave rise to a reduction in any amount otherwise payable by Sellers to Parent under Section 12.06, (w) arises out of or relates to any Tax benefit that is offset by any increase in Taxes of the Company in respect of any Post-Closing Tax Period, (x) arises out of or relates to any Tax benefit that results in the reduction of any Tax Asset or the ability of the Company to utilize any Tax Asset in respect of any Post-Closing Tax Period, (y) arises out of or relates to the utilization or realization of any deduction or Tax benefit arising out of or related to any act, event or occurrence described in clause (ii) of the adjustments to the definition of "Closing Working Capital" or (z) arises out of or relates to the carryback of any Tax Asset of the Company from a Post-Closing Tax Period. To the extent that any refund that would otherwise be payable to Sellers pursuant to this paragraph is offset by any corresponding increase in Taxes or reduction in any Tax Asset, in each case, of any Buyer Indemnitee in respect of any Pre-Closing Period that would be subject to indemnification by Sellers under this Article 12, Parent may, instead of paying such refund to Sellers, offset the amount of such payment against the amount of such indemnification obligation. If any refund in respect of which Parent or the Company has made payment to Sellers is subsequently disallowed by the relevant Taxing Authority, Sellers jointly and severally agree to pay to Parent (or, at the direction of Parent, to the Company) an amount equal to the amount of such disallowance, plus any applicable interest and penalties.

      (e) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) ("TRANSFER TAXES") shall be borne by Sellers. Sellers shall pay any such Transfer Taxes when due, and will file all necessary Tax returns and other documentation with respect to all such Taxes and fees. If required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

      Section 12.04. Tax Sharing. Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, the Company shall not have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Company.

      Section 12.05. Filing of Tax Returns; Cooperation On Tax Matters. (a) Sellers shall, consistent with past practices of the Company, prepare, or cause to be prepared, all income tax Returns relating to taxable periods that end on or prior to the Closing Date and shall provide a draft of each such Return and all accompanying workpapers to Parent on or prior to March 1, 2003. If Parent, within 30 days of its receipt of such draft Return and the accompanying workpapers, notifies Sellers in writing that it objects to any of the items reflected on such draft Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing the relevant Return), by the Accounting Referee. The Accounting Referee's determination of the disputed items shall be binding on the Company, Buyer and Sellers, and the costs of engaging the Accounting Referee for this purpose shall be borne equally by Buyer and Sellers. Parent shall timely file the relevant Return with the appropriate Taxing Authority, provided that, if there are any disputed items that have not been resolved by the time of the filing of any Return, then, if necessary, an amended Return shall be filed promptly after such disputed items are resolved.

      (b) Parent agrees to give prompt notice to Sellers of the assertion of any claim or the commencement of any audit, action or proceeding by any Taxing Authority relating to any actual or potential Tax Loss in respect of which indemnity may be sought under Section 12.06. Sellers may, at their own cost and expense, participate in and, upon acknowledgment of their joint and several liability to indemnify Parent pursuant to Section 12.06 in respect of any Tax Loss arising out of such claim, audit, action or proceeding, assume the defense of such claim, audit, action or proceeding, provided, that no Seller shall agree to settle any liability for any such Tax Loss if such settlement would increase any Tax liability or reduce any Tax Asset of the Company unless Sellers jointly and severally agree to indemnify and hold harmless the Buyer Indemnitees in respect of such increased Tax liability or to compensate Parent and the Company for the reduction of such Tax Asset. If Sellers assume any such defense, Parent shall have the right (but not the obligation), at its own cost and expense, to participate in such defense. The failure of Parent to notify Sellers under this paragraph shall not relieve Sellers of their indemnification obligations under this Article except to the extent such failure shall have adversely prejudiced Sellers.

      (c) Parent and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

      (d) Parent and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

      Section 12.06. Tax Indemnification. (a) Sellers hereby jointly and severally indemnify each Buyer Indemnitee against and agrees to hold each Buyer Indemnitee harmless from any (u) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (v) Tax described in clause (ii) or (iii) of the definition of Tax, (w) Tax of the Company resulting from a breach of the provisions of Section 12.02 or any of Section 12.03(a), 12.03(b) or 12.03(e), (x) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (y) any reduction or disallowance of any Tax Benefit item that is reflected in the Tax Benefit Item Schedule, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (u), (v), (w), (x), (y) or (z), (each of (u), (v), (w),
(x), (y) and (z) being referred to herein as a "TAX LOSS"); provided that in the case of a Tax Loss attributable to any Tax, Sellers shall have no liability for the payment of such Tax Loss to the extent that such Tax Loss is set forth in the Tax Liability Item Schedule. The calculation of any Tax Loss described in this Section 12.06(a) that is subject to indemnification hereunder shall (A) be made on a hypothetical basis without taking into account (x) the Tax effect of any act, event or occurrence described in clause (ii) of the adjustments to the definition of "Closing Working Capital" or (y) any carryback of any Tax Asset from a Post-Closing Tax Period and (B) shall be reduced to the extent that the payment of such Tax Loss to the relevant Taxing Authority gives rise to a deduction, credit or similar Tax benefit in the taxable year in which such payment is made that actually reduces Taxes that would otherwise have been payable by any Buyer Indemnitee in respect of such taxable year.

      (b) For purposes of this Section 12.06, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.

      (c) Not later than five (5) days after receipt by Sellers of written notice from Parent stating that any Tax Loss has been incurred by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested, Sellers shall discharge their obligation to indemnify the Buyer Indemnitee against such Tax Loss by paying to Parent an amount equal to the amount of such Tax Loss. Notwithstanding the foregoing, if Parent provides Sellers with written notice of the accrual of a Tax Loss at least 30 days prior to the date on which the relevant Tax Loss is required to be paid by any Buyer Indemnitee, within that 30-day period Sellers shall discharge their obligation to indemnify the Buyer Indemnitee against such Tax Loss by making payments to the relevant Taxing Authority or Parent, as directed by Parent, in an aggregate amount equal to the amount of such Tax Loss. If Sellers elect, pursuant to Section 12.05(b), to assume the defense of any claim, audit, action or proceeding with respect to any Tax Loss, Sellers may, in lieu of making an advance payment in the manner described in the preceding sentence, make a deposit or similar payment to the relevant Tax Authority in order to toll the accrual of interest in respect of such Tax Loss while such claim, audit, action or proceeding is being contested. The payment by a Buyer Indemnitee of any Tax Loss shall not relieve Sellers of their obligations under this Section 12.06.

      (d) Any claim of any Buyer Indemnitee (other than Parent) under this Section may be made and enforced by Parent on behalf of such Buyer Indemnitee.

      Section 12.07. Certain Disputes. Disputes arising under Section 12.06 and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized accounting firm with no material relationship with Parent, Sellers or their Affiliates (the "ACCOUNTING REFEREE"), chosen and mutually acceptable to both Parent and Sellers within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer Indemnitee and Sellers.

      Section 12.08. Purchase Price Adjustment. Any amount paid by Sellers or Parent under Section 2.06, Article 11 or this Article 12 will be treated as an adjustment to the Merger Consideration.

      Section 12.09. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 12 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

                                  ULTRA CLEAN TECHNOLOGY SYSTEMS & SERVICE, INC.
                                  By:  /s/ Yoshifusa Nikaido
                                       -----------------------------------------
                                       Name:   Yoshifusa Nikaido
                                       Title:  Chairman and Chief Executive
                                               Officer

                                  MITSUBISHI CORPORATION
                                  By:  /s/ Yoshifusa Nikaido
                                       -----------------------------------------
                                       Name:   Yoshifusa Nikaido
                                       Title:  Authorized Agent

                                  MITSUBISHI INTERNATIONAL CORPORATION
                                  By:  /s/ Yoshifusa Nikaido
                                       -----------------------------------------
                                       Name:   Yoshifusa Nikaido
                                       Title:  Authorized Agent

                                  ULTRA CLEAN HOLDINGS, INC.
                                  By:  /s/ David ibnAle
                                       -----------------------------------------
                                       Name:   David ibnAle
                                       Title:  Secretary and Treasurer


                                  CLEAN MERGER COMPANY
                                  By:  /s/ David ibnAle
                                       -----------------------------------------
                                       Name:   David ibnAle
                                       Title:  Secretary